ChinaNet Online Holdings, Inc. Announces
Additions to Its Board of Directors

Beijing, China, November 30th, 2009 – ChinaNet Online Holdings, Inc. (“ChinaNet”, OTCBB: CHNT), a leading full-service media development, advertising and communications company for small and medium-sized enterprises (SMEs) in the People's Republic of China ("China"), today announced that Mr. Douglas MacLellan, Mr. Mototaka Watanabe, and Mr. Zhiqing Chen have joined ChinaNet’s Board of Directors, effective November 30th, 2009. Mr. MacLellan will serve as Chairman of the Audit Committee.

“We are pleased to welcome Mr. MacLellan, Mr. Watanabe, and Mr. Chen as members of ChinaNet’s Board of Directors,” stated Mr. Handong Cheng, Chief Executive Officer of the Company. “Each of these individuals brings extensive international business experience and expertise to our Company. Our Board and management team look forward to benefiting from each of their perspectives and believe they will make significant contributions to our future growth and development.”

Mr. MacLellan is a senior international business executive, economist, venture capitalist and merchant banker. He has been working in China since 1983 and is a recognized authority on joint venture and wholly foreign owned enterprise structuring. In regards to the US public markets, Mr. MacLellan has over 12 years of active audit committee chair experience. Mr. MacLellan currently serves as Chairman and CEO at Radient Pharmaceuticals, Inc. (RPC: Amex), a vertically integrated specialty pharmaceutical company, and also serves as Chairman and CEO for the MacLellan Group, an international financial advisory firm established in 1992, where he advises clients on strategic planning, operational activities, corporate finance, economic policy, asset allocation and mergers & acquisitions. From 2005 to 2009, Mr. MacLellan was Co-Founder and Vice Chairman at Ocean Smart, Inc. (OCSM: OTCBB), a Canadian based aquaculture company. From 2002 to 2006, Mr. MacLellan served as Chairman and Co-Founder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also Co-Founder at Datalex Corp., a software and IT company specializing in mainframe applications, from 1997 to 2002. Mr. MacLellan has a MA and BA from the University of Southern California in economic and international relations.

Mr. Watanabe currently serves as Corporate Advisor at SJ Holdings Inc., a provider of computer and computer peripheral equipment and software merchant wholesaler. From 2000 to 2005, Mr. Watanabe served as the Executive Director for TCC Inc., a power conversion company specializing in high quality connectors and adapters for the RF connector industry. He graduated in 1966 from Chuo University Faculty of Commerce in Japan.

Mr. Chen is a partner of Jin Mao P.R.C. Lawyers in Shanghai, specializing in corporate law, including foreign investments and mergers and acquisitions. Mr. Chen’s clients include local PRC enterprises as well as international corporations. Prior to joining ChinaNet, Mr. Chen served as a non-management director for Shanghai Fumai Investment Management Co., Ltd., Shanghai Zhijinwu Investment Management Co., Ltd, and Shanghai Merciful Groups Co., Ltd. Mr. Chen received a Law Degree in International Economics from East China University, a Master’s Degree in Economic Philosophy from Fudan University, and an EMBA degree from Beijing University.

About China Net Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet" or "Zhong Wang Zai Xian"), is a leading full-service media development, advertising and communications company for SMEs in the PRC. The Company, through certain contractual arrangements with operating companies in the PRC, provides internet advertising and other services for Chinese SMEs via its portal website http://www.28.com , TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com

Safe Harbor
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For further information, contact:

Mark Elenowitz	Ted Haberfield
TriPoint Capital Advisors	HC International, Inc.
US +1-917-512-0822	US +1-760-755-2716
thaberfield@hcinternational.net
www.hcinternational.net